Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Signet Jewelers Limited:
We consent to the incorporation by reference in the registration statement (Nos. 333-159987, 333-153435, 333-09634, 333-134192, 333-12304, 333-153422, 333-08964, 333-225653, and 333‑239582) on Forms S-8 and (Nos. 333-195865-18 and 333-251179) on Forms S-3 of Signet Jewelers Limited of our report dated March 18, 2021, with respect to the consolidated balance sheets of Signet Jewelers Limited and subsidiaries as of January 30, 2021 and February 1, 2020, the related consolidated statements of operations, comprehensive income, cash flows, and shareholders’ equity for the 52 week periods ended January 30, 2021, February 1, 2020, and February 2, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of January 30, 2021, which report appears in the January 30, 2021 annual report on Form 10‑K of Signet Jewelers Limited.

Our report on the consolidated financial statements refers to a change to the accounting for leases due to the adoption of ASU 2016-02, Leases (Topic 842).

/s/ KPMG LLP
Cleveland, Ohio
March 18, 2021